Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of March 16, 2010, (this “Amendment”), to the Rights Agreement, dated as of March 22, 2009 (the “Rights Agreement”), between Interline Brands, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement on March 22, 2009.

WHEREAS, Section 27 of the Rights Agreement provides, among other things, that, for so long as the Rights are redeemable, the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of shares of Common Stock.

WHEREAS, as of the date hereof, the Rights are redeemable pursuant to the Rights Agreement.

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein.

WHEREAS, the Company has delivered to the Rights Agent, concurrently with the execution and delivery of this Amendment, a certificate from an appropriate officer of the Company stating that this Amendment complies with Section 27 of the Rights Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

Section 1.                 Amendment to Section 1. The definition of “Final Expiration Date” is hereby amended and restated to read in its entirety as follows:

“Final Expiration Date” means the close of business on March 17, 2010.

Section 2.                 Amendments to Exhibits. The Exhibits to the Rights Agreement shall be deemed amended and restated to reflect this Amendment, including all necessary and conforming changes.

Section 3.                 Effectiveness.  This Amendment shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein or in the Rights Agreement, each of the Company and the Rights Agent hereby acknowledges and agrees that at 5:00 P.M., New York City time, on the Final Expiration Date (as amended hereby), except for those provisions that by their terms expressly survive the termination of the Rights Agreement, the Rights Agreement shall terminate and be of no further force and effect.

Section 4.                 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

Section 5.                 Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 6.                 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated; provided that if any such excluded term, provision, covenant or restriction shall materially and adversely affect the rights, immunities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign upon 10 Business Days’ notice in writing to the Company pursuant to the requirements of Section 26 of the Rights Agreement.

Section 7.                 Descriptive Headings. The captions herein are included for convenience of reference only, do not constitute a part of this Amendment and shall be ignored in the construction and interpretation hereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

INTERLINE BRANDS, INC.
By:	/s/ Michael J. Grebe
Name: Michael J. Grebe Title: Chairman, Chief Executive Officer and President

MELLON INVESTOR SERVICES LLC, as Rights Agent
By:	/s/ Kayur D. Patel
Name: Kayur D. Patel Title: Relationship Manager

OFFICER’S CERTIFICATE

I, Michael Agliatta, in my capacity as Vice President, General Counsel & Secretary of Interline Brands, Inc. (the “Company”), do hereby certify that Amendment No. 1 to the Rights Agreement, to which this certificate is attached, is in compliance with the terms of Section 27 of the Rights Agreement, dated as of March 22, 2009, between the Company and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent.

Dated: March 16, 2010

INTERLINE BRANDS, INC.

By:      /s/ Michael Agliatta
Name:  Michael Agliatta
Title:    Vice President, General Counsel
& Secretary